                                    EXHIBIT C

                           TERMS OF CONVERTIBLE BONDS




                              Subject to applicable Korean regulations, the main
TERMS OF CB1S                 terms of the CB1s are as follows:

                              o The aggregate face value of CB1s shall be KRW 43
                                billion.

                              o CB1s can be converted into common shares of
                                Hanaro at a price of KRW 5,000 per Hanaro share. The conversion can be made at any time starting from one year after the date of issuance to one day before the maturity of the CB1s.

                              o Subject to conversion or Early Redemption, CB1s
                                shall be redeemed for cash at 100% of the face value of CB1s at the end of the maturity period of 18 months from the date of issue of the CB1s.

                              No interest shall accrue on the principal amount of the CB1s.

                              Subject to applicable Korean regulations, the main
TERMS OF CB2S                 terms of the CB2s are as follows:

                              o The aggregate face value of CB2s shall be KRW 43
                                billion.

                              o CB2s can be converted into common shares of
                                Hanaro at a price of KRW 5,000 per Hanaro share. The conversion can be made at any time starting from one year after the date of issuance to one day before the maturity of the CB2s.

                              o Subject to conversion or Early Redemption, CB2s
                                shall be redeemed for cash at 72% of the face value of the CB2s at the end of the maturity period of 60 months from the date of issue of the CB2s.

                              CB2s will not carry any annual interest payment. A cumulative interest payment in the amount of 13% of the face value of the CB2s shall be made at the end of the maturity period of the CB2s on any CB2s that are not redeemed prior to the maturity date.

                             Subject to applicable Korean regulations, the main
TERMS OF CB3S                terms of the CB3s are as follows:

                              o The aggregate face value of the CB3s shall be
                                equal to the Final Consideration.

                              o CB3s can be converted into common shares of
                                Hanaro at a price equal to the higher of KRW
                                5,000 per Hanaro share and the minimum
                                conversion price per Hanaro share required by applicable Korean regulations. The conversion can be made at any time starting from one year after the date of issuance to one day before the maturity of the CB3s.

                              o Subject to conversion, CB3s shall be redeemed
                                for cash at 72% of the face value of the CB3s at the end of the maturity period of 60 months from the date of issue of CB3s.

                              CB3s will not carry any annual interest payment. A cumulative interest payment in the amount of 13% of the face value of CB3s shall be made at the end of the maturity period of the CB3s on any CB3s that are not redeemed prior to the maturity date.

                              In the event Hanaro exercises the Put Right or the
EARLY                         Selling Shareholders exercise the Redemption Right
REDEMPTION                    pursuant to Section 8.3(b) of the Share Purchase
                              Agreement, Early Redemption will take place. In the event of Early redemption, Hanaro will sell all the First Tranche Transferred Shares to the Selling Shareholders for full redemption of the CB1s and CB2s given as Initial Consideration.

OTHER TERMS                   Provisions for conversion price adjustment,
                              representations and warranties, covenants and indemnification to be included in the Convertible
                              Bond Subscription Agreement between Hanaro and the
                              Selling Shareholders.

                                                                       EXHIBIT C







                    CONVERTIBLE BONDS SUBSCRIPTION AGREEMENT

                                  By and Among


                              Hanaro Telecom, Inc.

                                       and


                              TriGem Computer, Inc.
                              Naray & Company Inc.
                                 Naray D&C, Inc.
                              TriGem Ventures, Inc.
                              TriGem InfoNet, Inc.
                                Solvit Media Inc.
                         TG Information Consulting, Inc.
                                AI Leaders, Inc.


                          Dated as of December 30, 2002

                    CONVERTIBLE BONDS SUBSCRIPTION AGREEMENT


         CONVERTIBLE BONDS SUBSCRIPTION AGREEMENT (the "Agreement"), dated as of December 30, 2002, by and among Hanaro Telecom, Inc., a chusik-hoesa duly organized and existing under the Laws of Korea ("Hanaro"), and the parties named on Schedule I hereto (each such party, a "Subscriber" and collectively, the "Subscribers"). Hanaro and each Subscriber may hereinafter be referred to from time to time as a "Party" in their individual capacities and as "Parties" collectively.

         WHEREAS, the Parties have entered into a Share Purchase Agreement dated as of the date hereof (the "Share Purchase Agreement") pursuant to which Hanaro has agreed to purchase from the Subscribers, and the Subscribers have agreed to sell to Hanaro, all of the shares of common stock of Korea Thrunet Co., Ltd., a chusik-hoesa duly organized and existing under the Laws of Korea ("Thrunet"), held by the Subscribers (all defined terms contained in this Agreement shall have the meanings ascribed to them in the Share Purchase Agreement unless otherwise specifically defined herein);

         WHEREAS, in connection with the sale and purchase of the Transferred Shares, Hanaro shall issue, and the Subscribers shall subscribe for, convertible bonds of Hanaro on the terms and subject to the conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

                                   ARTICLE I
               ISSUE AND SUBSCRIPTION OF HANARO CONVERTIBLE BONDS

1.1      First Tranche Convertible Bonds.

         (a) Issuance of First Tranche Convertible Bonds. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties set forth herein, on the First Closing Date, Hanaro shall issue to the Subscribers, and the Subscribers shall subscribe for,
(i) Korean Won 43 Billion Zero Coupon Convertible Series 1 Bonds due 18 months from the date of issuance (the "Series 1 Bonds"), in accordance with the terms and conditions set forth in Exhibit A, and (ii) Korean Won 43 Billion Zero Coupon Convertible Series 2 Bonds due 60 months from the date of issuance (the "Series 2 Bonds"), in accordance with terms and conditions set forth in Exhibit B (collectively, the "First Tranche Convertible Bonds"). Hanaro shall issue to each Subscriber, and each Subscriber shall subscribe for, the number of Series 1 Bonds and Series 2 Bonds as set forth in Schedule II.

         (b) Subscription Price for the First Tranche Convertible Bonds. The subscription price for the First Tranche Convertible Bonds (the "First Tranche Subscription Price") shall be Won Eighty-Six Billion (86,000,000,000).

         (c) First Closing; First Closing Date and Place. The closing of the issuance and subscription of the First Tranche Convertible Bonds (the "First CB Closing") shall occur simultaneously with, and at the same place as, the First Closing under the Share Purchase Agreement.

         (d) First Closing Deliveries of Hanaro. At the First CB Closing, Hanaro shall deliver or cause to be delivered to the Subscribers the following, in form and substance reasonably satisfactory to the Subscribers and their counsel:

             (i) A receipt signed by the Representative Director of Hanaro, acknowledging receipt of the First Tranche Subscription Price; provided, that the bond certificates representing the First Tranche Convertible Bonds shall be delivered to the Subscribers on the same date on which the First Tranche Transferred Shares are delivered to Hanaro pursuant to the Share Purchase Agreement;

             (ii) a certificate of the Representative Director of Hanaro attaching copies, certified by such officer as true and complete, of the resolutions of its board of directors in connection with the authorization and approval of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereunder and of all other documents evidencing all necessary corporate action taken in connection therewith; and

             (iii) such other documents as the Subscribers may reasonably request.

         (e) First Closing Deliveries of Subscribers. At the First CB Closing, each of the Subscribers shall deliver or cause to be delivered to Hanaro the following, in form and substance reasonably satisfactory to Hanaro and its counsel:

             (i) the First Tranche Subscription Price;

             (ii) a certificate from an authorized officer of each Selling Shareholder attaching copies, certified by such officer as true and complete, of the resolutions of its board of directors in connection with the authorization and approval of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereunder and of all other documents evidencing all necessary corporate action taken in connection therewith; and

             (iii) such other documents as Hanaro may reasonably request.

1.2      Second Tranche Convertible Bonds.

         (a) Issuance of Second Tranche Convertible Bonds. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties set forth herein, on the Second Closing Date, Hanaro shall issue to the Subscribers, and the Subscribers shall subscribe for, Zero Coupon Convertible Series 3 Bonds due 60 months from the date of issuance in accordance with the terms and conditions set forth in Exhibit C, in an aggregate principal amount in Korean Won equal to the Second Tranche Subscription Price (as defined below)

(the "Series 3 Bonds" or "Second Tranche Convertible Bonds"). Hanaro shall issue to each Subscriber, and each Subscriber shall subscribe for, the number of Series 3 Bonds as set forth in Schedule III, which shall be delivered by the Subscribers to Hanaro at least three (3) days prior to the Second CB Closing.

         (b) Subscription Price for the Second Tranche Convertible Bonds. The purchase price for the Second Tranche Convertible Bonds (the "Second Tranche Subscription Price") shall be the same as the Final Consideration under the Share Purchase Agreement.

         (c) Second Closing; Second Closing Date and Place. The closing of the issuance and subscription of the Second Tranche Convertible Bonds (the "Second CB Closing") shall occur simultaneously with, and at the same place as, the Second Closing under the Share Purchase Agreement.

         (d) Second Closing Deliveries of Hanaro. At the Second CB Closing, Hanaro shall deliver or cause to be delivered to the Subscribers the following, in form and substance reasonably satisfactory to the Subscribers and their counsel:

             (i) bond certificates representing the Second Tranche Convertible Bonds;

             (ii) a receipt signed by the Representative Director of Hanaro, acknowledging receipt of the Second Tranche Subscription Price; and

             (iii) such other documents as the Subscribers may reasonably request.

         (e) Second Closing Deliveries of Subscribers. At the Second CB Closing, each of the Subscribers shall deliver or cause to be delivered to Hanaro the following, in form and substance reasonably satisfactory to Hanaro and its counsel:

             (i) the Second Tranche Subscription Price; and

             (ii) such other documents as Hanaro may reasonably request.

                                   ARTICLE II
                                   CONDITIONS

2.1      Conditions Relating to the First CB Closing.

         (a) Conditions of the Subscribers. The obligation of the Subscribers to subscribe and pay for the First Tranche Convertible Bonds as contemplated by this Agreement is subject to the fulfillment of each of the following conditions, any one or more of which may be waived by the Subscribers in their sole discretion:

             (i) All of the conditions set forth in Section 3.2 of the Share Purchase Agreement shall have been satisfied;

             (ii) The representations and warranties contained in Article III of this Agreement shall have been true and correct in all material respects (except that any representation or warranty qualified by materiality shall be true and correct in all respects) on the date of this Agreement and on and as of the date of First CB Closing (or, with respect to the representations and warranties that are given as of a specific date, as of such date);

             (iii) The issue and subscription of the First Tranche Convertible Bonds on the terms and conditions herein provided shall not violate any Requirement of Law applicable to Hanaro or any Subscriber; and

             (iv) The First Closing under the Share Purchase Agreement shall occur concurrently with the First CB Closing; provided, however, that if the First Closing fails to occur concurrently with the First CB Closing due to the breach or default of the Subscribers, then the condition set forth in this Section 2.1(a)(iv) shall be deemed to have been fulfilled.

         (b) Conditions of Hanaro. The obligation of Hanaro to issue and sell the First Tranche Convertible Bonds as contemplated by this Agreement is subject to the fulfillment of each of the following conditions, any one or more of which may be waived by Hanaro in its sole discretion:

             (i) All of the conditions set forth in Section 3.1 of the Share Purchase Agreement shall have been satisfied;

             (ii) The representations and warranties contained in Article IV of this Agreement shall have been true and correct in all material respects (except that any representation or warranty qualified by materiality shall be true and correct in all respects) on the date of this Agreement and on and as of the date of First CB Closing (or, with respect to the representations and warranties that are given as of a specific date, as of such date);

             (iii) The issue and subscription of the First Tranche Convertible Bonds on the terms and conditions herein provided shall not violate any Requirement of Law applicable to Hanaro or any Subscriber; and

             (iv) The First Closing under the Share Purchase Agreement shall occur concurrently with the First CB Closing; provided, however, that if the First Closing fails to occur concurrently with the First CB Closing due to the breach or default of Hanaro, then the condition set forth in this Section 2.1(b)(iv) shall be deemed to have been fulfilled.

2.2      Conditions Relating to the Second CB Closing.

         (a) Conditions of the Subscribers. The obligation of the Subscribers to subscribe and pay for the Second Tranche Convertible Bonds as contemplated by this Agreement is subject to the fulfillment of each of the following conditions, any one or more of which may be waived by the Subscribers in their sole discretion:

             (i) All of the conditions set forth in Section 3.4 of the Share Purchase Agreement shall have been satisfied;

             (ii) The representations and warranties contained in Article III of this Agreement shall have been true and correct in all material respects (except that any representation or warranty qualified by materiality shall be true and correct in all respects) on the date of this Agreement and on and as of the date of Second CB Closing (or, with respect to the representations and warranties that are given as of a specific date, as of such date);

             (iii) The issue and subscription of the Second Tranche Convertible Bonds on the terms and conditions herein provided shall not violate any Requirement of Law applicable to Hanaro or any Subscriber; and

             (iv) The Second Closing under the Share Purchase Agreement shall occur concurrently with the Second CB Closing; provided, however, that if the Second Closing fails to occur concurrently with the Second CB Closing due to the breach or default of the Subscribers, then the condition set forth in this Section 2.2(a)(iv) shall be deemed to have been fulfilled.

         (b) Conditions of Hanaro. The obligation of Hanaro to issue and sell the Second Tranche Convertible Bonds as contemplated by this Agreement is subject to the fulfillment of each of the following conditions, any one or more of which may be waived by Hanaro in its sole discretion:

             (i) All of the conditions set forth in Section 3.3 of the Share Purchase Agreement shall have been satisfied;

             (ii) The representations and warranties contained in Article IV of this Agreement shall have been true and correct in all material respects (except that any representation or warranty qualified by materiality shall be true and correct in all respects) on the date of this Agreement and on and as of the date of Second CB Closing (or, with respect to the representations and warranties that are given as of a specific date, as of such date);

             (iii) The issue and subscription of the Second Tranche Convertible Bonds on the terms and conditions herein provided shall not violate any Requirement of Law applicable to Hanaro or any Subscriber; and

             (iv) The Second Closing under the Share Purchase Agreement shall occur concurrently with the Second CB Closing; provided, however, that if the Second Closing fails to occur concurrently with the Second CB Closing due to the breach or default of Hanaro, then the condition set forth in this Section 2.2(b)(iv) shall be deemed to have been fulfilled.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                    OF HANARO

         Hanaro represents and warrants to the Subscribers as follows as of the date hereof and on each Closing Date (or, with respect to the representations and warranties that are given as of a specific date, as of such date), with the same force and effect as if made at and as of such time:

         3.1 Organization. (a) Hanaro is a chusik-hoesa, duly organized and validly existing under the Laws of the Republic of Korea and is duly authorized, qualified and licensed to conduct business under the Laws of each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary. Hanaro has full corporate power and authority to carry on the businesses in which it is engaged as such businesses are now being conducted and to own, lease and use the properties currently owned, leased and used by it.

         (b) Hanaro has delivered to the Subscribers true, correct and complete copies of its Charter Documents.

         3.2 Corporate Power. Hanaro has all requisite power and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

         3.3 Execution and Delivery; Authorization. The execution, delivery and performance by Hanaro of this Agreement has been duly and validly authorized by all necessary corporate action on its part, except for the approval of its board of directors, which shall be obtained on or before the date of First CB Closing. Subject to the approval of its board of directors, this Agreement, assuming due authorization, execution and delivery by each of the Subscribers, will constitute a legal, valid and binding obligation of Hanaro, enforceable against Hanaro in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditor rights generally and to general principles of equity.

         3.4 Capitalization. As of the date hereof, the authorized capital stock of Hanaro consists solely of 480,328,800 authorized shares of common stock, par value Won 5,000 per share, of which 279,322,680 shares are issued and outstanding. There is no other class of shares issued and outstanding. All outstanding shares of common stock of Hanaro were duly authorized and validly issued and are fully paid and non-assessable. Except as disclosed in Schedule 3.4, (i) no shares of capital stock of Hanaro of any class or series are reserved for issuance and no Redeemable Equity of Hanaro is authorized, issued or outstanding, and (ii) there are no outstanding or authorized Rights or other Contracts, commitments, arrangements or understandings that could require Hanaro to issue, sell, or otherwise cause to become outstanding any shares of its capital stock, or stock appreciation, phantom stock, profit participation, or similar rights with respect to Hanaro. No capital stock or other securities of Hanaro have been issued in violation of any preemptive rights.

         3.5 Validity of the Convertible Bonds. Upon issuance, (i) the Series 1 Bonds, Series 2 Bonds and Series 3 Bonds (collectively, the "Bonds") will be duly and validly issued, free and clear of all Liens, and will constitute valid and binding obligations of Hanaro, enforceable in accordance with their terms, and (ii) each of the Subscribers will have full, valid, unencumbered and uncontested title to the Bonds subscribed for by it pursuant to this Agreement. Except for preferences of general applicability imposed by operation of Law, the obligations of Hanaro under this Agreement and the Bonds are direct and unconditional general obligations of Hanaro and rank in right of payment at least pari passu with all unsecured and unsubordinated debt obligations of Hanaro.

         3.6 Shares Issuable upon Conversion. The issuance of shares of common stock issuable upon conversion of the Bonds (the "Conversion Shares") has been duly authorized by all necessary corporate action on the part of Hanaro, except for the approval of its board of directors, which shall be obtained on or before the date of First CB Closing. Hanaro has available, free from pre-emptive or other rights, out of its authorized but unissued shares of common stock, such number of shares of common stock as would be required to be issued upon conversion of all of the Bonds. The Conversion Shares to be issued upon conversion of the Bonds will be duly and validly issued, fully paid, non-assessable and free and clear of all Liens and, upon issuance, the converting holder of the Bonds will have full, valid, unencumbered and uncontested title to such Conversion Shares. The Conversion Shares, assuming full conversion of the Bonds at the initial conversion price, represent, in the aggregate, approximately 11.96% of the total issued and outstanding equity interest in Hanaro on a fully-diluted basis (prior to the Purchase Price Adjustment under the Share Purchase Agreement, and without giving effect to the proposed investment by the AIG consortium as disclosed in Schedule 3.4 (the "AIG Investment")).

         3.7 Consents. No Regulatory Approvals or consents, waivers or approvals from any other Person are required to be obtained by Hanaro for the execution, delivery and performance by Hanaro of this Agreement, and the issue and sale of the Bonds and performance of the terms thereof; except for (1) the registration of the issuance of the Bonds with a competent Korean court registry having jurisdiction over Hanaro, which Hanaro undertakes to complete as soon as practicable after the respective Closing Dates for the Bonds and (2) the registration of the issuance of the Conversion Shares upon the conversion of the Bonds with a competent Korean court registry having jurisdiction over Hanaro, which Hanaro undertakes to complete as soon as practicable after issuance of such Conversion Shares. Due payment of the amounts payable in respect of the Bonds and compliance with the terms of the Bonds and this Agreement do not infringe the terms of any consent, approval, order or authorization referred to herein.

         3.8 No Conflict. The execution and delivery of this Agreement, the issuance and sale of the Bonds and the performance of the terms of the Bonds and of this Agreement by Hanaro, do not and will not (i) violate any Requirement of Law to which Hanaro or any of its Assets is subject or bound, (ii) violate any provisions of the articles of incorporation of Hanaro, (iii) conflict with, result in any breach of, constitute a default under (with or without the giving of notice, lapse of time or both), result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, any deed, agreement, mortgage or other instrument to which Hanaro is a party or by which Hanaro is bound, or (iv) impair or result in the imposition of any Lien upon any of the material Assets of Hanaro.

         3.9 Event of Default. No event has occurred and is continuing in relation to Hanaro which would (had the Bonds been issued) be (i) an event of default under the terms and conditions of the Bonds or (ii) an event, fact or circumstance which, with the lapse of time and/or the issue of a certificate and/or the giving of notice, would constitute such an event of default.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF SUBSCRIBERS

         Each of the Subscribers, jointly and severally, represents and warrants to Hanaro as follows as of the date hereof and on each Closing Date (or, with respect to the representations and warranties that are given as of a specific date, as of such date), with the same force and effect as if made at and as of such time:

         4.1 Organization. Each Subscriber is a corporation duly organized and validly existing under the Laws of Korea.

         4.2 Corporate Power. Each of the Subscribers has all requisite power and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

         4.3 Execution and Delivery; Authorization. The execution, delivery and performance by each of the Subscribers of this Agreement has been duly and validly authorized by all necessary corporate action on the part of such Subscriber, except for the approval of its board of directors, which shall be obtained on or before the date of First CB Closing. Subject to the approval of its board of directors, this Agreement, assuming due authorization, execution and delivery by Hanaro, will constitute a legal, valid and binding obligation of each of the Subscribers, enforceable against each of the Subscribers in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditor rights generally and to general principles of equity.

         4.4 Consents. Except as set forth in Schedule 4.4, no Regulatory Approvals or consents, waivers or approvals from any other Person are required to be obtained by the Subscribers for the execution, delivery and performance by each of the Subscribers of this Agreement and the subscription and purchase of the Bonds by each of the Subscribers hereunder.

         4.5 No Conflict. The execution and delivery of this Agreement, the subscription for the Bonds and the performance of the terms of this Agreement by each of the Subscribers, do not and will not (i) violate any Requirement of Law to which such Subscriber or any of its Assets is subject or bound, (ii) violate any provisions of the articles of incorporation of such Subscriber, (iii) conflict with, result in any breach of, constitute a default under (with or without the giving of notice, lapse of time or both), result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, any deed, agreement, mortgage or other instrument to which such Subscriber is a party or by which such Subscriber is bound, or (iv) impair or result in the imposition of any Lien upon any of the material Assets of such Subscriber.

                                   ARTICLE V
                                    COVENANTS

         5.1 Conduct of Business. From the date hereof until earlier of (i) the date of Second CB Closing or (ii) the termination of this Agreement pursuant to
Section 7.1 or Section 7.2, other than the AIG Investment, Hanaro shall not make, enter into, or take, or cause to be made, entered into or taken, any decision, transaction or other action adverse to the interests of the Subscribers as prospective or current holders of the Bonds in any material respect without the prior written approval of the Subscribers.

         5.2 Restriction on Transfer. The Subscribers shall not sell, assign, transfer or otherwise dispose of the First Tranche Convertible Bonds to any third party commencing on the date of First CB Closing until the earlier of (a) thirty (30) days after termination of this Agreement in accordance with Section
7.2 or (b) the date of Second CB Closing; provided, however, that nothing in this Section shall, or shall be construed to, prohibit or otherwise restrict the Subscribers from pledging or providing as collateral all or any portion of the First Tranche Convertible Bonds to a third party during such period with an express condition that all of the First Tranche Convertible Bonds so pledged or provided as collateral be released and returned to the relevant Subscribers in exchange for substitute collateral or guarantee upon the exercise of the Put Right or the Redemption Right pursuant to Section 8.3(b) of the Share Purchase Agreement; provided further that the Subscribers shall use their reasonable best efforts to obtain a written commitment from the pledgee or secured party to release to Hanaro all of the First Tranche Convertible Bonds so pledged or provided as collateral in exchange for the First Tranche Transferred Shares upon the exercise of the Put Right or the Redemption Right pursuant to Section 8.3(b) of the Share Purchase Agreement.

         5.3 Denomination of the Bonds. At the First CB Closing and at the Second CB Closing, Hanaro shall issue and deliver to the Subscribers such number of certificates representing the First Tranche Convertible Bonds and the Second Tranche Convertible Bonds, respectively, in such denominations as requested by the Subscribers; provided, however, that the Subscribers acknowledge and agree that the total number of certificates issued in connection with the Series 1 Bonds, the Series 2 Bonds and the Series 3 Bonds, in the aggregate, shall not exceed 49, and that the Subscribers shall not request or seek the subdivision of such certificates, for a period of one (1) year from the date of issuance of the Series 3 Bonds.

         5.4 Provision of Information regarding Shareholders' Meetings. From the date hereof and so long as the Subscribers hold any of the Bonds, Hanaro shall deliver to each of TriGem Computer, Inc., and Naray & Company Inc., (i) a copy of the notice of each meeting of shareholders of Hanaro, including the agenda thereof and other materials accompanying such notice, at the same time that Hanaro delivers such notice to its shareholders, and (ii) a copy of the minutes of each meeting of shareholders of Hanaro as soon as practicable after such meeting.

                                   ARTICLE VI
                                 INDEMNIFICATION

         6.1 Survival of Representations and Warranties; Qualifications. (a) All of the representations and warranties contained in this Agreement shall survive the Closings hereunder and continue in full force and effect until one (1) year after the date of Second CB Closing; provided, that the representations and warranties contained in Sections 3.1(a), 3.4, 3.5. 3.6 and 4.1 shall survive and remain in full force and effect until four (4) years after the date of Second CB Closing (subject to any applicable statute of limitations). None of the Parties shall have any Liability (for indemnification or otherwise) with respect to this Article VI or any representation or warranty made by it in this Agreement unless prior to the expiration of the applicable survival period the party seeking indemnification notifies such party in writing of its claim specifying the factual basis of that claim in reasonable detail.

             (b) No knowledge of any of the Subscribers relating to Hanaro, any of its Assets or the Bonds (actual, constructive or imputed) shall prevent or limit a claim made by such Subscriber for breach of Hanaro' representations and warranties (subject to the express qualifications of any such representation or warranty set forth in the relevant Schedule attached hereto), except to the extent set forth in the relevant Schedule attached hereto, which Schedule shall be deemed to expressly modify the relevant representation or warranty. Except to the extent set forth in the relevant Schedule attached hereto, Hanaro may not invoke any Subscriber's knowledge (actual, constructive or imputed) of a fact or circumstance that might make a statement untrue, inaccurate, incomplete or misleading as a defense to a claim for breach of Hanaro' representations and warranties.

             (c) No knowledge of Hanaro relating to any of the Subscribers or any of its Assets (actual, constructive or imputed) shall prevent or limit a claim made by Hanaro for breach of such Subscriber's representations and warranties (subject to the express qualifications of any such representation or warranty set forth in the relevant Schedule attached hereto), except to the extent set forth in the relevant Schedule attached hereto, which Schedule shall be deemed to expressly modify the relevant representation or warranty. Except to the extent set forth in the relevant Schedule attached hereto, no Subscriber may invoke Hanaro's knowledge (actual, constructive or imputed) of a fact or circumstance that might make a statement untrue, inaccurate, incomplete or misleading as a defense to a claim for breach of such Subscriber's representations and warranties.

         6.2 Indemnification Obligations of Hanaro and Subscribers.

             (a) The Subscribers jointly and severally agree to defend, indemnify and hold harmless the Hanaro Indemnified Parties from and against any and all Losses of any kind or nature (including fees and disbursements of counsel and other costs incurred in connection with any action, suit or proceeding initiated by any Hanaro Indemnified Party in connection with the exercise or enforcement of such Hanaro Indemnified Party's rights, benefits and privileges under this Agreement), in any manner resulting from, arising out of, based upon or related or attributable to (x) any breach or inaccuracy of any representation or warranty made by any Subscriber in this Agreement or (y) any breach or failure to perform any covenant, agreement or obligation of any Subscriber contained in this Agreement; provided, that no claim may be made by any of the Hanaro Indemnified Parties against any of the Subscribers for any indemnification hereunder (i) unless the aggregate amount of all claims exceeds two percent (2%) of the sum of the First Tranche Subscription Price and the Second Tranche Subscription Price (the "Basket Amount"), in which case the Subscribers shall be responsible for the excess of the entire indemnified amount over such Basket Amount, and (ii) in excess of one hundred percent (100%) of the sum of the First Tranche

Subscription Price and the Second Tranche Subscription Price. Each Hanaro Indemnified Party shall be reimbursed for all Losses claimed hereunder promptly after the decision rendered by the Seoul District Court pursuant to Section 8.7; provided, that each Hanaro Indemnified Party shall be reimbursed for all Losses claimed hereunder in respect of any Third Party Claim promptly after such claim for Losses is made; provided, further, that, if reimbursement is not made within fifteen (15) Business Days after any such award is rendered, or claim made, as the case may be, amounts owed shall accrue interest at the rate of twelve percent (12%) per annum.

             (b) Hanaro agrees to defend, indemnify and hold harmless the Subscribers and each of their respective Representatives and successors and assigns of such Persons (collectively, the "Subscribers Indemnified Parties") from and against any and all Losses of any kind or nature (including fees and disbursements of counsel and other costs incurred in connection with any action, suit or proceeding initiated by any Subscribers Indemnified Party in connection with the exercise or enforcement of such Subscribers Indemnified Party's rights, benefits and privileges under this Agreement), in any manner resulting from, arising out of, based upon or related or attributable to (x) any breach or inaccuracy of any representation or warranty made by Hanaro in this Agreement or
(y) any breach or failure to perform any covenant, agreement or obligation of Hanaro contained in this Agreement; provided, that no claim may be made by any of the Subscribers Indemnified Parties against Hanaro for any indemnification hereunder (i) unless the aggregate amount of all claims exceeds the Basket Amount, in which case Hanaro shall be responsible for the excess of the entire indemnified amount over such Basket Amount, and (ii) in excess of one hundred percent (100%) of the sum of the First Tranche Subscription Price and the Second Tranche Subscription Price. Each Subscribers Indemnified Party shall be reimbursed for all Losses claimed hereunder promptly after the decision rendered by the Seoul District Court pursuant to Section 8.7; provided, that each Subscribers Indemnified Party shall be reimbursed for all Losses claimed hereunder in respect of any Third Party Claim promptly after such claim for Losses is made; provided, further, that, if reimbursement is not made within fifteen (15) Business Days after any such award is rendered, or claim made, as the case may be, amounts owed shall accrue interest at the rate of twelve percent (12%) per annum.

         6.3 Joint and Several Obligation. Any obligation and liability of a Subscriber in this Agreement shall be joint and several obligation and liability of all of the Subscribers.

         6.4 Other Provisions Relating to Indemnification. The provisions of Sections 7.3 and 7.5(a), (c) and (d) of the Share Purchase Agreement shall apply to this Agreement, mutatis mutandis.

         6.5 Sole and Exclusive Remedy. After the Second CB Closing or the termination of this Agreement (but subject to Section 7.3), the Indemnified Party's rights to indemnification as provided in this Article VI for any breach or inaccuracy of any representation or warranty or any breach or failure to perform any covenant, agreement or obligation shall constitute the Indemnified Party's sole and exclusive remedy for such breach, inaccuracy or failure, and the Indemnifying Party shall have no other Liability to the Indemnified Party in connection with such breach, inaccuracy or failure. For the avoidance of doubt, anything herein to the contrary notwithstanding, no such breach, inaccuracy or failure shall give rise to any right on the part of the Indemnified Party to rescind, revoke or terminate this Agreement or any of the Transactions after the Second CB Closing.

                                  ARTICLE VII
                                  TERMINATION

         7.1 Termination of Agreement Prior to First CB Closing. This Agreement may be terminated by notice in writing at any time prior to the First CB Closing by:

             (a) Hanaro or the Subscribers (acting collectively as a group), if the Share Purchase Agreement is terminated pursuant to Section 8.1 of the Share Purchase Agreement;

             (b) Hanaro or the Subscribers (acting collectively as a group), if any Governmental Authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this clause (b) shall have used its reasonable best efforts to have such Judgment, injunction, order, ruling or decree lifted, vacated or denied;

             (c) Hanaro and the Subscribers (acting collectively as a group), if Hanaro and the Subscribers (acting collectively as a group) so mutually agree in writing; and

             (d) Hanaro or the Subscribers (acting collectively as a group), if there has been a material misrepresentation or material breach on the part of the other Party of its representations, warranties, covenants or other obligations set forth in this Agreement; provided, however, that if such breach or misrepresentation is susceptible to cure, Hanaro or the Subscribers, as the case may be, shall have fifteen (15) days after receipt of notice from the other Party of its intention to terminate this Agreement pursuant to this Section 7.1(d) in which to cure such breach or misrepresentation before the other Party may so terminate this Agreement.

         7.2 Termination of Agreement After First CB Closing and Prior to Second CB Closing. This Agreement may be terminated by notice in writing at any time after the First CB Closing and prior to the Second CB Closing by:

             (a) Hanaro or the Subscribers (acting collectively as a group), if the Share Purchase Agreement is terminated pursuant to Section 8.2 of the Share Purchase Agreement;

             (b) Hanaro or the Subscribers (acting collectively as a group), if any Governmental Authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this clause (b) shall have used its reasonable best efforts to have such Judgment, injunction, order, ruling or decree lifted, vacated or denied;

             (c) Hanaro and the Subscribers (acting collectively as a group), if Hanaro and the Subscribers (acting collectively as a group) so mutually agree in writing; and

             (d) Hanaro or the Subscribers (acting collectively as a group), if there has been a material misrepresentation or material breach on the part of the other Party of its representations, warranties, covenants or other obligations set forth in this Agreement; provided, however, that if such breach or misrepresentation is susceptible to cure, Hanaro or the Subscribers, as the case may be, shall have fifteen (15) days after receipt of notice from the other Party of its intention to terminate this Agreement pursuant to this Section 7.2(d) in which to cure such breach or misrepresentation before the other Party may so terminate this Agreement.

         7.3 Effect of Termination. If this Agreement is terminated in accordance with Section 7.1 or 7.2 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and shall be of no further force and effect except that (i) the terms and provisions of Articles VI, VII and VIII hereof shall remain in full force and effect and (ii) no termination of this Agreement shall relieve any Party from any Liability for any breach of its obligations, or for any misrepresentation under this Agreement, or from any other Liability hereunder existing at the time of such termination or be deemed to constitute a waiver of any remedy (including specific performance if available) for any such breach or misrepresentation.

         7.4 Early Redemption of the First Tranche Convertible Bonds and Repurchase of the First Tranche Transferred Shares. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated in accordance with Section 7.2, then (i) Hanaro shall have the right, but not the obligation, to sell to the Subscribers, and, upon the exercise of such right by Hanaro, the Subscribers shall be required to purchase from Hanaro, all of the First Tranche Transferred Shares in exchange for all of the First Tranche Convertible Bonds issued at the First CB Closing (the "Put Right"), and (ii) the Subscribers shall have the right, but not the obligation, to require Hanaro to, and, upon the exercise of such right by the Subscribers, Hanaro shall be required to, redeem all of the First Tranche Convertible Bonds issued at the First CB Closing in exchange for all of the First Tranche Transferred Shares (the "Redemption Right"). Hanaro and the Subscribers (acting collectively as a group) may exercise the Put Right or the Redemption Right, as the case may be, at any time during the period of thirty (30) days (the "Exercise Period") from the date of the termination of the Share Purchase Agreement in accordance with Section 8.2 thereof by sending a written notice to the other Party (the "Exercise Notice"). Upon the expiry of the Exercise Period, the Put Right and the Redemption Right shall lapse if not previously exercised. The completion of the sale and purchase of the First Tranche Transferred Shares and the redemption of the First Tranche Convertible Bonds contemplated in this Section 7.4 shall take place as soon as practicable, but in no event later than thirty (30) days from the date of the Exercise Notice.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 Expenses. Hanaro and the Subscribers shall each be responsible for their respective legal and other costs incurred in connection with this Agreement.

         8.2 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and assigns. Except as expressly provided in Article VI, nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the Parties or their respective successors and permitted assigns any rights, benefits, remedies, obligations or liabilities under or by reason of this Agreement.

         8.3 Entire Agreement. This Agreement and the Transaction Documents collectively constitute the entire agreement among the Parties with reference to the matters set forth herein and therein and supersede any and all prior understandings, negotiations, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof or thereof.

         8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of any Party hereunder shall be assigned or delegated by such Party without the prior written consent of the other Parties, which consent may be withheld in the sole discretion of such other Parties.

         8.5 Counterparts. This Agreement and each other Transaction Document may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement. In addition to any other lawful means of execution or delivery, this Agreement and the other Transaction Documents may be executed by facsimile signatures and may be delivered by the exchange of counterparts of signature pages by means of telecopier transmission.

         8.6 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing, shall be effective upon receipt and shall be delivered personally or by an internationally recognized express courier or sent by facsimile as follows:

                                    If to Hanaro:

                                    Hanaro Telecom, Inc.
                                    Kukje Electronics Center Bldg., 24th Floor
                                    Seocho-dong 1445-3, Seocho-ku
                                    Seoul, Korea 137-728
                                    Telephone:  82-2-6266-4550
                                    Facsimile:  82-2-6266-2549

                                    Attention:  Mr. Kyounglim Yun,
                                                Executive Director

                                    If to the Subscribers:

                                    TriGem Computer, Inc.
                                    Naray Bldg.
                                    719-1 Yeoksam-dong, Kangnam-gu
                                    Seoul, Korea 135-080
                                    Telephone:  82-2-3469-3000
                                    Facsimile:  82-2-3469-3333

                                    Attention:  Mr. Ki Jong Nam

                                    Naray & Company Inc.
                                    12th Floor, Big Way Bldg.
                                    677-25 Yeoksam-dong, Kangnam-gu
                                    Seoul, Korea 135-080

                                    Telephone:  82-2-3450-9000
                                    Facsimile:  82-2-3450-9716

                                    Attention:  Mr. Kie Joo Han


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile transmission, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         8.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Republic of Korea. Any dispute, controversy or claim arising out of, relating to or in connection with the execution, performance, interpretation and breach of this Agreement shall be subject to the non-exclusive jurisdiction of the Seoul District Court as competent court.

         8.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be effective hereunder unless contained in a writing signed by the Party sought to be charged with such waiver.

         8.9 Severability. If any provision of this Agreement or any other Transaction Document or the application thereof to any person or circumstance is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision outside of the jurisdiction of such court or to Persons or circumstances other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

         8.10 Incorporation of Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement are incorporated herein by reference and made a part hereof.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties have executed this Convertible Bonds Subscription Agreement as of the date first above written.


                                        HANARO TELECOM, INC.



                                        By         /s/Yun-Sik Shin
                                           -------------------------------------
                                           Name: Yun-Sik Shin
                                           Title:  Representative Director


                                        TRIGEM COMPUTER, INC.



                                        By          /s/Hong Soon Lee
                                           -------------------------------------
                                           Name:  Hong Soon Lee
                                           Title:  Representative Director


                                        NARAY & COMPANY, INC.



                                        By          /s/Sang Soon Jung
                                           -------------------------------------
                                           Name:  Sang Soon Jung
                                           Title:  Representative Director


                                        NARAY D&C, INC.



                                        By           /s/Hyong Sik Sohn
                                           -------------------------------------
                                           Name:  Hyong Sik Sohn
                                           Title:  Representative Director

                                        TRIGEM VENTURES, INC.


                                        By          /s/Jeong Sik Lee
                                           -------------------------------------
                                           Name:  Jeong Sik Lee
                                           Title:  Representative Director


                                        TRIGEM INFONET, INC.



                                        By         /s/Chung Hee Rhe
                                           -------------------------------------
                                           Name:  Chung Hee Rhe
                                           Title:  Representative Director


                                        SOLVIT MEDIA INC.



                                        By         /s/Uh Choon Moon
                                           -------------------------------------
                                           Name:  Uh Choon Moon
                                           Title:  Representative Director


                                        TG INFORMATION CONSULTING, INC.



                                        By          /s/Jeong Sik Lee
                                           -------------------------------------
                                           Name:  Jeong Sik Lee
                                           Title:  Representative Director


                                        AI LEADERS, INC.



                                        By          /s/Kwang Ok Suk
                                           -------------------------------------
                                           Name:  Kwang Ok Suk
                                           Title:  Representative Director

                                LIST OF SCHEDULES


Schedule I        List of and Information Regarding Subscribers

Schedule II Series 1 Bonds and Series 2 Bonds to be Subscribed for at the First CB Closing

Schedule 3.4      Capitalization

Schedule 4.4      Approvals and Consents Required to be Obtained by Subscribers



                                LIST OF EXHIBITS


Exhibit A         Terms and Conditions of Series 1 Bonds

Exhibit B         Terms and Conditions of Series 2 Bonds

Exhibit C         Terms and Conditions of Series 3 Bonds

                                   SCHEDULE I

                  LIST OF AND INFORMATION REGARDING SUBSCRIBERS

1. TRIGEM COMPUTER, INC.

   Address:    Naray Bldg.
               719-1 Yeoksam-dong, Kangnam-gu
               Seoul, Korea 135-080

   Telephone:  02-3469-3000
   Facsimile:  02-3469-3333

   Attention:  Mr. Ki-Jong Nam

2. NARAY & COMPANY INC.

   Address:    12th Floor, Big Way Bldg.
               677-25 Yeoksam-dong, Kangnam-gu
               Seoul, Korea 135-080

   Telephone:  02-3450-9000
   Facsimile:  02-3450-9716

   Attention:  Mr. Kie Joo Han

3. NARAY D&C INC.

   Address:    Naray Bldg.
               1063-3 Hwagok-dong, Kangseo-ku
               Seoul, Korea 157-010

   Telephone:  02-563-3115
   Facsimile:  02-563-8169

   Attention:  Mr. Hyong Sik Sohn

4. TRIGEM VENTURES, INC.

   Address:    8th Floor, Seoul Venture Town
               679-5 Yeoksam-dong, Kangnam-gu
               Seoul, Korea 135-080

   Telephone:  02-538-2411
   Facsimile:  02-538-1583
   Attention:  Mr. Chang Hyeon Kim

5. TRIGEM INFONET, INC.

   Address:    6th Floor, Samjong Bldg.
               237-11 Nonhyeon-dong, Kangnam-gu
               Seoul, Korea 135-010

   Telephone:  02-3441-5300
   Facsimile:  02- 517-8610
   Attention:  Mr. Ju Hyeon Kim

6. SOLVIT MEDIA INC.

   Address:    4th Floor, Dongyang Bldg.
               591 Shinsa-dong, Kangnam-gu
               Seoul, Korea 135-893

   Telephone:  02-3485-4666
   Facsimile:  02-540-4847

   Attention:  Mr. Hwa Soo Kang

7. TG INFORMATION CONSULTING, INC.

   Address:    5th Floor, Venture Castle Bldg.
               82-18 Nonhyeon-dong, Kangnam-gu
               Seoul, Korea 150-010

   Telephone:  02-3485-3833
   Facsimile:  02-3485-3800

   Attention:  Mr. Jong Sam Park

8. AI LEADERS, INC.

   Address:    4th Floor, Namjeon Bldg.
               682 Yeoksam-dong, Kangnam-gu
               Seoul, Korea 135-080

   Telephone:  02-558-5250
   Facsimile:  02-569-1243
   Attention:  Mr. Jay Yong Jeong

                                   SCHEDULE II

 SERIES 1 BONDS AND SERIES 2 BONDS TO BE SUBSCRIBED FOR AT THE FIRST CB CLOSING



                                    SERIES 1 BONDS        SERIES 2 BONDS
          SUBSCRIBER              (PRINCIPAL AMOUNT)    (PRINCIPAL AMOUNT)        SUBTOTAL
----------------------------      ------------------    ------------------     --------------
                                                           (in KRW)
Trigem Computer, Inc.               27,297,760,000(1)     27,297,760,000(3)    54,595,520,000
Naray & Company Inc.                15,702,240,000(2)     15,702,240,000(4)    31,404,480,000
                                    --------------        --------------       --------------
         TOTAL                      43,000,000,000        43,000,000,000       86,000,000,000
                                    ==============        ==============       ==============

1) Series 1 Bonds to be subscribed for by Trigem Computer Inc. consist of a total of five (5) certificates: (i) one (1) certificate denominated in KRW10,000,000,000, (ii) three (3) certificates denominated in KRW5,000,000,000 each, and (iii) one (1) certificate denominated in KRW2,297,760,000.

2) Series 1 Bonds to be subscribed for by Naray & Company Inc. consist of a total of four (4) certificates: (i) three (3) certificates denominated in KRW5,000,000,000 each, and (ii) one (1) certificate denominated in KRW702,240,000.

3) Series 2 Bonds to be subscribed for by Trigem Computer Inc. consist of a total of five (5) certificates: (i) one (1) certificate denominated in KRW10,000,000,000, (ii) three (3) certificates denominated in KRW5,000,000,000 each, and (iii) one (1) certificate denominated in KRW2,297,760,000.

4) Series 2 Bonds to be subscribed for by Naray & Company Inc. consist of a total of four (4) certificates: (i) three (3) certificates denominated in KRW5,000,000,000 each, and (ii) one (1) certificate denominated in KRW702,240,000.

                                  SCHEDULE 3.4

                                 CAPITALIZATION


1.   POTENTIAL INVESTMENT BY AIG CONSORTIUM

     Investment Amount: Won 660 billion to Won 780 billion

     Number of Shares: 165 million to 195 million shares of common stock

     Issue Price: Won 4,000 per share

2.   OUTSTANDING BONDS WITH WARRANTS

                             NUMBER OF SHARES TO BE ISSUED
   BONDS WITH WARRANTS         UPON EXERCISE OF WARRANTS        EXERCISE PRICE
   -------------------       -----------------------------   -------------------
Series 13                          9,391,320 shares          Won 5,000 per share
Series 18                          3,963,600 shares          Won 5,000 per share

3.   OUTSTANDING STOCK OPTIONS

  DATE OF GRANT              GRANTEE            NUMBER OF SHARES          EXERCISE PRICE        EXERCISE PERIOD
  -------------     -----------------------     -----------------         ----------------      ---------------
99.03.01            Representative Director     50,000 shares             5,630 per share       02.03.01 --
                                                                                                07.02.28
99.10.01            Officers                    120,000 shares            19,910 per share      02.10.01 --
                                                                                                07.09.30
00.03.17            Officers and                1,640,642 shares          17,750 per share      03.03.18 --
                    Employees                                                                   08.03.17

                                  SCHEDULE 4.4

          APPROVALS AND CONSENTS REQUIRED TO BE OBTAINED BY SUBSCRIBERS

1. Report on holding and change of block shares to be filed with the Financial Supervisory Commission in accordance with the Securities and Exchange Act.

                                    EXHIBIT A

Form of Bond

On the front:

Denomination                                                   Certificate No.
KRW [*]                                                             00000

                              HANARO TELECOM, INC.

                 (INCORPORATED WITH LIMITED LIABILITY IN KOREA)

                    KRW FORTY-THREE BILLION (43,000,000,000)

                   ZERO COUPON CONVERTIBLE SERIES 22-1 BONDS
                  DUE [18 MONTHS FROM DATE OF ISSUANCE], 2004

This Series 22-1 Bond forms part of a series designated as specified in the title (the "Series 1 Bonds") of Hanaro Telecom, Inc. (the "Issuer" or the "Company") issued in the aggregate principal amount of Korean Won Forty-Three Billion (43,000,000,000). The Series 1 Bonds are subject to the terms and conditions (the "Conditions") endorsed hereon.

The Company for value received hereby promises to pay to the registered holder of this Series 1 Bond on [____________], 2004, or on such earlier date as the principal sum mentioned below may become payable in accordance with the Conditions, the principal sum of:

KRW [*]

subject to and in accordance with the Conditions.

The Series 1 Bond is convertible into Common Shares (as defined in the Conditions) of the Company in accordance with and subject to the said Conditions.

In witness whereof, the Issuer has caused this Series 1 Bond to be executed on its behalf.


Dated  [___________], 2003


HANARO TELECOM, INC.


By:  _____________________________
     Name:



                                      S1-1

     Title:  Representative Director
On the Back:


                             [Terms and Conditions]



                                     ISSUER

                                    Hanaro Telecom, Inc.
                                    Kukje Electronics Center Bldg., 24th Floor
                                    Seocho-dong 1445-3, Seocho-ku
                                    Seoul, Korea 137-728

                                    Attention:          Mr. Kyounglim Yun,
                                                        Executive Director

                                    Telephone No.:      82-2-6266-4550
                                    Fax No.:            82-2-6266-2549




                                      S1-2

TERMS AND CONDITIONS OF THE SERIES 1 BONDS

The following are the Terms and Conditions of the Series 1 Bonds which will be endorsed on the Series 1 Bonds:

The issue of the Korean Won 43 Billon Zero Coupon Convertible Series 1 Bonds due 2004 of Hanaro Telecom, Inc. (the "Series 1 Bonds" and the "Issuer", respectively) was authorized by resolutions of the Board of Directors of the Issuer passed on [__________, 2002]. The Series 1 Bonds are constituted by the Convertible Bonds Subscription Agreement (the "Subscription Agreement") dated December 30, 2002 between the Issuer and the subscribers named in the Subscription Agreement (the "Bondholders"). The Bondholders are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Subscription Agreement applicable to them.

1.   STATUS

The Series 1 Bonds constitute direct, unsubordinated and unsecured obligations of the Issuer and rank and will rank pari passu among themselves, without any preference one over the other by reason of priority of the date of issue or currency of payment or otherwise, and (subject to obligations preferred by mandatory provisions of law) rank and will rank at least equally with all other outstanding unsecured and unsubordinated obligations of the Issuer.

2.   FORM, DENOMINATION AND TITLE

The Series 1 Bonds will be issuable in registered form and only in the denomination of Korean Won 10,000 each or integral multiples thereof. Title to the Series 1 Bonds shall pass by registering the transfer on the bondholders registry kept at the Issuer and endorsing on Schedule 1 attached to the Series 1 Bonds. The Issuer may deem and treat the registered holder of any Series 1 Bond as the absolute owner of such Series 1 Bond (whether or not such Series 1 Bond is overdue and notwithstanding any notice of ownership or writing thereon or notice of any previous loss or theft thereof) for the purpose of making payment and for all other purposes. A Series 1 Bond shall not be subdivided for the period commencing from [______] [THE DATE OF THE ISSUANCE OF THE SERIES 1 BONDS] and ending on February 7, 2004. Upon and after the expiration of such one-year period, each Bondholder shall be entitled to request the Issuer to, and the Issuer shall upon such request, issue two or more Series 1 Bond certificates to such Bondholder in the permitted denominations requested by such Bondholder representing, in the aggregate, the outstanding principal amount of the Series 1 Bond certificate surrendered by such Bondholder.

3.   INTEREST

The Series 1 Bonds will bear no interest; provided, however, that if the Issuer fails to make any payment of the principal or other amounts due under any Series 1 Bond



                                      S2-1

(whether at stated maturity, upon acceleration or otherwise), the Issuer shall pay, in respect of the amount of such payment due and unpaid, interest at the rate of twelve percent (12%) per annum from the date on which such payment became due until the date of actual payment in full, and such interest shall be payable upon demand.

4.   CONVERSION

(A)  Conversion Period and Conversion Price

     (i) The right of a Bondholder to convert the Series 1 Bonds into shares of common stock of the Issuer (the "Common Shares") is hereinafter called the "Conversion Right". Subject to and upon compliance with the provisions of this Condition, the Conversion Right attaching to the Series 1 Bonds may be exercised, at the option of the holder thereof, at any time on or after [___________], 2004 [THE DATE FALLING 12 MONTHS FROM THE ISSUANCE OF THE SERIES 1 BONDS] before the close of business (at the place where the Series 1 Bonds are deposited for conversion) on [___________], 2004 [THE DATE FALLING 18 MONTHS FROM THE ISSUANCE OF THE SERIES 1 BONDS] (or, if such date shall not be a business day at such place, on the immediately preceding business day at such place, but in no event thereafter) (the "Conversion Period"); provided, however, that notwithstanding anything to the contrary contained in these Conditions, if the Issuer shall default in making payment in full in respect of any Series 1 Bond when due, the Conversion Right attaching to such Series 1 Bond will continue to be exercisable, and the Conversion Period in respect of such Series 1 Bond shall continue, up to and including the close of business (at the place where such Series 1 Bond is deposited for conversion) on the day immediately preceding the date on which the full amount of the money payable in respect of such Series 1 Bond has been duly received by the Bondholder. The number of Common Shares to be issued will be determined by dividing the principal amount of the Series 1 Bonds deposited for conversion by the Conversion Price in effect at the Conversion Date (both as hereinafter defined).

     (ii) Fractions of Common Shares will not be issued on conversion (fractions of Common Shares being rounded down to the nearest whole number of Common Shares) and no cash adjustments will be made in respect thereof. Notwithstanding the foregoing, in the event of a consolidation or reclassification of Common Shares by operation of law or otherwise occurring after the issue date, the Issuer will upon conversion of the Series 1 Bonds pay in cash a sum equal to such portion of the principal amount of the Series 1 Bonds deposited for conversion as corresponds to any fraction of a Share not issued as aforesaid if such sum exceeds Korean Won Ten Thousand (10,000).

     (iii) The price at which Common Shares will be issued upon conversion (the "Conversion Price") will initially be Korean Won 5,000 per Common Share, but will be subject to adjustment in the manner provided in


                                      S2-2
          paragraphs (C), (D) and (E) of this Condition.

     (iv) As used in these Conditions, "Shares" means Common Shares of the Issuer and shares of any other class or classes resulting from any sub-division, consolidation or re-classification thereof.

(B)  Procedure for Conversion

     (i) To exercise the Conversion Right attaching to the Series 1 Bonds, the holder thereof must complete, execute and deposit at his own expense during normal business hours at the Finance Department of the Issuer a notice of conversion (a "Conversion Notice") in duplicate in the form attached hereto as Schedule 1, together with the relevant Series 1 Bond. The Issuer will pay all other expenses (including all stamp, issue, registration, excise or similar taxes imposed pursuant to applicable Korean law, charges of any registrar or agent and transfer costs) arising on or in connection with the conversion of any Series 1 Bonds or the issuance of Common Shares upon conversion thereof.

          A request for conversion of a Series 1 Bond shall be deemed to be made on the date on which the Series 1 Bond and Conversion Notice (in duplicate) relating thereto are deposited with the Issuer, which date is hereinafter referred to as the "Conversion Date" applicable to such Series 1 Bond and must fall during the Conversion Period. A Conversion Notice once deposited may not be withdrawn without the consent in writing of the Issuer.

     (ii) The Issuer has, prior to the issue of the Series 1 Bonds, authorized the issue of (and will at all times keep authorized for issue) the number of Common Shares deliverable in connection with the exercise of the Conversion Rights in respect of all outstanding Series 1 Bonds. With effect from (and including) the relevant Conversion Date, the Issuer will deem the converting Bondholder to have become the holder of record of the number of Common Shares to be issued upon conversion of the relevant Series 1 Bonds, subject to the applicable laws and regulations. Thereafter, the Issuer will, according to the request made in the relevant Conversion Notice, cause its registrar (or equivalent agent), as soon as practicable, but in no event later than twenty-one (21) days after the Conversion Date, at the option of the converting Bondholder, either (a) to deliver or cause to be delivered to the order of the person named for that purpose in the relevant Conversion Notice at the specified office in Seoul, Korea of the Issuer or its registrar (or equivalent agent) one or more share certificates for such Common Shares registered in the name of the converting Bondholder or, if permitted under applicable law, any other person named for that purpose in the relevant Conversion Notice, together with any other securities, property or cash (including, without limitation, cash payable pursuant to paragraph (A)(ii) of this Condition) required to be delivered upon conversion and such assignments and other documents, if any, as may be required by applicable law to effect the transfer and delivery thereof, or (b) subject to any applicable limitations then imposed by Korean laws and regulations, to register the Korea Securities Depository (or its successor organization) as holder of such Common Shares in the Issuer's shareholders register and cause the Korea Securities Depository (or its successor organization) to credit such Common Shares to the deposit account of the converting Bondholder or the custodian designated by the converting Bondholder and, if applicable, to deliver or cause to be delivered to the order of the person named for that purpose in the relevant Conversion Notice at the specified office in Seoul, Korea of the Issuer or its registrar (or equivalent agent) any other securities, property or cash (including, without limitation, cash payable pursuant to paragraph (A)(ii) of this Condition) required to be delivered upon conversion and such assignments and other



                                      S2-3
          documents, if any, as may be required by applicable law to effect the transfer and delivery thereof.

          If the Conversion Date in relation to any Series 1 Bonds shall be on or after a date with effect from which an adjustment to the Conversion Price takes retroactive effect pursuant to any of the provisions referred to in paragraph (C) of this Condition and the relevant Conversion Date falls on a date when the relevant adjustment has not yet been reflected in the then current Conversion Price, the Issuer will procure that the provisions of this sub-paragraph (ii) shall be applied, mutatis mutandis, to such number of Common Shares as is equal to the excess of the number of Common Shares which would have been required to be issued on conversion of such Series 1 Bonds if the relevant retroactive adjustment had been given effect as at the said Conversion Date over the number of Common Shares issuable upon such conversion without having given effect to such adjustment, and, in respect of such excess Common Shares, references in this sub-paragraph
          (ii) to the Conversion Date shall be deemed to refer to the date upon which such retroactive adjustment becomes effective (disregarding the fact that it becomes effective retroactively).

     (iii) Any dividend on the Common Shares issued upon conversion of any Series 1 Bonds with respect to the Dividend Accrual Period during which the relevant Conversion Date falls will be paid with respect to the full Dividend Accrual Period as if the conversion took effect immediately before the beginning of such Dividend Accrual Period. The Common Shares issued upon conversion of the Series 1 Bonds will in all other respects rank pari passu with the Common Shares in issue on the relevant Conversion Date (except for any right the record date for which precedes such Conversion Date and any other right excluded by mandatory provisions of applicable law). A "Dividend Accrual Period" means an annual period ending on 31st December in any year.

(C)  Adjustment of Conversion Price



                                      S2-4

     The Conversion Price will be subject to adjustment in the following events:

     (i)  Free Distribution, Sub-division, Consolidation or Reclassification of
          Shares: If the Issuer shall make a free distribution of Shares (other than by way of a stock dividend payable in Shares), sub-divide any of its outstanding Shares, consolidate any of its outstanding Shares into a smaller number of Shares, or reclassify any of its Shares into other securities of the Issuer, then the following provisions shall apply:

          (a) Adjustment: the Conversion Price shall be appropriately adjusted so that the holder of any Series 1 Bond, the Conversion Date in respect of which occurs after the coming into effect of the adjustment described in this Condition 4(C)(i), shall be entitled to receive the number of Shares and/or other securities of the Issuer which it would have held or have been entitled to receive after the happening of any of the events described above had such Series 1 Bond been converted immediately prior to the happening of such event (or, if the Issuer has fixed a prior Record Date for the determination of holders of Shares (the "Shareholders") entitled to receive any such free distribution of Shares or other securities issued upon any such sub-division, consolidation or re-classification, immediately prior to such Record Date), but without prejudice to the effect of any other adjustment to the Conversion Price made with effect from the date of the happening of such event (or such Record Date) or any time thereafter; and

          (b) Effective Date of Adjustment: an adjustment made pursuant to this Condition 4(C)(i) shall become effective immediately on the relevant event referred to above becoming effective or, if a Record Date is fixed therefor, immediately after such Record Date; provided that in the case of a relevant event which must, under applicable Korean law, be submitted for approval to a general meeting of Shareholders or be approved by a meeting of the Board of Directors of the Issuer before a free distribution of Shares or a distribution of Shares or other securities issued upon a sub-division, consolidation or re-classification of Shares can be legally made, and which is so approved after the Record Date fixed for the determination of Shareholders entitled to receive such distribution, such adjustment shall, immediately upon such approval being given by such meeting, become effective retroactively to immediately after such Record Date.

     (ii) Declaration of Dividend in Shares: If the Issuer shall declare a dividend in Shares where the notional cash equivalent of the dividend attributable to such Shares (which shall be equal to the aggregate par value of the Shares to be distributed to the Shareholders as a dividend) is less than the sum obtained by multiplying the Current Market Price per Share (as determined in accordance with Condition 4(C)(vii) below) by the number


                                      S2-5
          of such Shares, then the following provisions shall apply:

          (a) Adjustment: the Conversion Price in effect on the date when such dividend is declared (or, if the Issuer has fixed a prior Record Date for the determination of Shareholders entitled to receive such dividend, on such Record Date) shall be adjusted in accordance with the following formula:


                                            N + y
                              NCP = OCP x --------
                                            N + n

               where:

               NCP = the Conversion Price after such adjustment

               OCP = the Conversion Price before such adjustment

               N = the number of Shares outstanding (having regard to Condition 4(C)(ix) below) at the time of declaration of such dividend (or at the close of business in Korea on such Record Date as the case may be)

               n = the number of Shares to be distributed to the Shareholders as a dividend

               y = the number of Shares which the aggregate par value of such Shares to be distributed to the Shareholders as a dividend would purchase at the Current Market Price per Share on the date of declaration of such dividend (or, if a prior Record Date has been fixed as aforesaid, such Record Date); and

          (b) Effective Date of Adjustment: an adjustment made pursuant to this Condition 4(C)(ii) shall become effective as provided with respect to Condition 4(C)(i); provided that in the case of a dividend in Shares which must, under applicable Korean law, be submitted for approval to a general meeting of Shareholders or be approved by a meeting of the Board of Directors of the Issuer before being legally paid, and which is so approved after the Record Date fixed for the determination of Shareholders entitled to receive such dividend, such adjustment shall, immediately upon such approval being given by such meeting, become effective retroactively to immediately after such Record Date.

     (iii) Concurrent Adjustment Events: If the Issuer shall declare a dividend in,



                                      S2-6
          or make a free distribution of, Shares, which dividend or distribution is to be paid or made to Shareholders as of a Record Date which is also:

          (a) the Record Date for the issue of any options, rights or warrants which requires an adjustment of the Conversion Price pursuant to Condition 4(C)(iv) below; or

          (b) the day immediately before the date of issue of any Shares or any securities convertible into or exchangeable for Shares or options, rights or warrants which requires an adjustment of the Conversion Price pursuant to Condition 4(C)(vi) below, then (except where such dividend or free distribution gives rise to a retroactive adjustment of the Conversion Price under Condition 4(C)(i) or (ii)) no adjustment of the Conversion Price in respect of such dividend or free distribution shall be made under Condition 4(C)(i) or (ii), but in lieu thereof an adjustment shall be made under Condition 4(C)(iv) or (vi) below (as the case may require) by including in the denominator of the fraction described therein the aggregate number of Shares to be issued pursuant to such dividend or free distribution and, in the case of such dividend, including in the numerator of the fraction described therein the number of Shares which the aggregate par value of Shares to be so distributed as a dividend would purchase at the Current Market Price per Share on the date of declaration of such dividend (or, if a prior Record Date has been fixed therefor, on such Record Date).

     (iv) Rights Issues to Shareholders: If the Issuer shall grant, issue or offer to the Shareholders options, rights or warrants (collectively, the "Rights") entitling them to subscribe for or purchase Shares or any securities convertible into or exchangeable for Shares or any securities that carry rights to subscribe for or purchase Shares:

          (x) at a Consideration per Share receivable by the Issuer which is fixed on or prior to the Record Date mentioned below and is less than the Current Market Price per Share at such Record Date; or

          (y) at a Consideration per Share receivable by the Issuer which is fixed after the Record Date mentioned below and is less than the Current Market Price per Share on the date the Issuer fixes the said consideration, then the following provisions shall apply:

          (a) Adjustment: the Conversion Price in effect (in a case falling within (x) above) on the Record Date for the determination of the Shareholders entitled to receive such Rights or (in a case falling



                                      S2-7
               within (y) above) on the date the Issuer fixes the said consideration shall be adjusted in accordance with the following formula:

                                            N + v
                              NCP = OCP x ---------
                                            N + n

               where:

               NCP and OCP have the meanings ascribed thereto in Condition 4(C)(ii) above;

               N = the number of Shares outstanding (having regard to Condition 4(C)(ix) below) at the close of business in Korea (in a case falling within (x) above) on such Record Date or (in a case falling within (y) above) on the date the Issuer fixes the said consideration

               n = (i) where no applications by Shareholders entitled to such Rights are required, the number of Shares initially to be issued upon (and assuming) (A) full exercise of such Rights and, if applicable, (B) full conversion or exchange of such convertible or exchangeable securities or full exercise of such rights to subscribe or purchase, in each case at the said consideration, and (ii) where applications by Shareholders entitled to such Rights are required, the number of Shares initially to be issued upon (and assuming)
                    (A) full exercise of such Rights and, if applicable, (B) full conversion or exchange of such convertible or exchangeable securities or full exercise of such rights to subscribe or purchase, in each case at the said consideration; provided, however, that such number of Shares shall be calculated based upon the aggregate of (1) the number of such Rights which one or more underwriters have agreed to underwrite and (2) the number of such Rights for which applications are received from Shareholders save to the extent already included under (1) above

               v = the number of Shares which the aggregate consideration receivable by the Issuer (determined as provided in Condition 4(C)(viii) below) would purchase at the Current Market Price per Share specified in (x) or, as the case may be, (y) above;

          (b) Effective Date of Adjustment: subject as provided below, such adjustment shall become effective: (i) if no applications by


                                      S2-8

               Shareholders entitled to such Rights are required, (A) in a case falling within (x) above, immediately after the Record Date for the determination of Shareholders entitled to receive such Rights or (B) in a case falling within (y) above, immediately after the Issuer fixes the said consideration but retroactively to immediately after the Record Date for the said determination; and
               (ii) if applications by Shareholders entitled to such Rights are required, immediately after the latest date for the submission of applications for such Shares or other securities by Shareholders entitled to the same pursuant to such Rights or applications for such Rights by Shareholders entitled to the same, as the case may be, or (if later) immediately after the Issuer fixes the said consideration, but in all cases retroactively to immediately after the Record Date mentioned above.

          (c) Shares, Other Securities and Rights not taken up by Shareholders: in connection with a grant, issue or offer to the Shareholders of any Rights where applications by the Shareholders entitled to such Rights are required, (i) if any Shares or other securities which are not subscribed for or purchased by the Shareholders entitled thereto pursuant to such Rights, and/or any Rights which are not subscribed for or purchased by the Shareholders entitled to the same, are underwritten by other persons prior to the latest date for the submission of applications for such Shares, other securities or Rights, as the case may be, an adjustment shall be made to the Conversion Price in accordance with the above provisions, which shall become effective immediately after the date the underwriters agree to underwrite the same or (if later) immediately after the Issuer fixes the said consideration, but in each case retroactively to immediately after the Record Date mentioned above, and (ii) if any such Shares, other securities and/or Rights are granted, issued or offered to other person(s) in any other manner, an adjustment shall be made to the Conversion Price pursuant to the provisions of Condition 4(C)(vi) below as if such Shares, other securities and/or Rights had been originally granted, issued or offered to such other person(s). If, in connection with a grant, issue or offer of Rights, any Shares, other securities and/or Rights which are not subscribed for or purchased by the underwriters who have agreed to underwrite as referred to above or by the Shareholders entitled thereto (or persons to whom such Shareholders have transferred such Rights) who have submitted applications for such Shares, other securities and/or Rights as referred to above are offered to and/or subscribed by others, no further adjustment shall be required or made to the Conversion Price by reason of such offer and/or subscription (but only to the extent that such Shares, other securities and/or Rights have been included in the variable "n" in the above formula); and



                                      S2-9

          (d) Issues to Employees: for the avoidance of doubt, any Rights subscribed for or purchased or exercised by employees which would otherwise be the subject of this Condition 4(C)(iv), which Rights are granted to existing employees of the Issuer in their capacity as employees in accordance with mandatory provisions of Korean law, shall not be taken into account for the purposes of the adjustment of the Conversion Price pursuant to this Condition 4(C)(iv).

     (v) Other Distributions to Shareholders: If the Issuer shall distribute to the Shareholders evidence of its indebtedness, shares of capital stock of the Issuer (other than Shares), assets (excluding annual or interim cash dividends) or options, rights or warrants to subscribe for or purchase shares or securities (excluding those Rights referred to in Condition 4(C)(iv) above), then the following provisions shall apply:

          (a) Adjustment: the Conversion Price in effect on the Record Date for the determination of Shareholders entitled to receive such distribution shall be adjusted in accordance with the following formula:

                                          CMP - fmv
                           NCP = OCP x ---------------
                                             CMP

               where:

               NCP and OCP have the meanings ascribed thereto in Condition 4(C)(ii) above;

               CMP = the Current Market Price per Share on the Record Date for the determination of Shareholders entitled to receive such distribution fmv = the fair market value (as determined by the Board of Directors of the Issuer or, if pursuant to applicable Korean law such determination is to be made by application to a court of competent jurisdiction, as determined by such court or by an appraiser appointed by such court) of the portion of the evidence of indebtedness, shares, assets, options, rights or warrants so distributed applicable to one Share, less any consideration payable for the same by the relevant Shareholder

               In making a determination of the fair market value of any such options, rights or warrants, the Issuer shall consult at least one leading independent securities company or bank in Seoul, Korea selected by the Issuer and shall take fully into account the advice



                                     S2-10
               received from such company or bank;

          (b) Effective Date of Adjustment: such adjustment shall become effective immediately after the Record Date for the determination of Shareholders entitled to receive such distribution; provided that (a) in the case of such a distribution which must, under applicable Korean law, be submitted for approval to a general meeting of Shareholders or be approved by a meeting of the Board of Directors of the Issuer before such distribution may legally be made and is so approved after the Record Date fixed for the determination of Shareholders entitled to receive such distribution, such adjustment shall, immediately upon such approval being given by such meeting, become effective retroactively to immediately after such Record Date, and (b) if the fair market value of the evidence of indebtedness, shares, assets, options, rights or warrants so distributed cannot be determined until after the Record Date fixed for the determination of Shareholders entitled to receive such distribution, such adjustment shall, immediately upon such fair market value being determined, become effective retroactively to immediately after such Record Date; and

          (c) Issues to Employees: for the avoidance of doubt, if a portion of the options, rights or warrants to subscribe for or purchase shares or securities which would otherwise be the subject of this Condition 4(C)(v) is issued to and subscribed for by existing employees of the Issuer in their capacity as employees in accordance with mandatory provisions of Korean law, then such portion of the options, rights or warrants issued to and subscribed for by such employees shall not be taken into account for the purpose of the adjustment of the Conversion Price pursuant to this Condition 4(C)(v).

     (vi) Issue of Shares, Convertible or Exchangeable Securities or Options, Rights or Warrants for Shares or Convertible or Exchangeable Securities other than to Shareholders: if the Issuer shall issue, grant or offer any Shares (other than Shares issued (1) upon conversion or exchange of any convertible or exchangeable securities (including the Series 1 Bonds) issued by the Issuer, (2) upon exercise of any options, rights or warrants issued, granted or offered by the Issuer, (3) in any of the circumstances described in Condition 4(C)(i) or (ii) above, (4) to shareholders of any company which merges into the Issuer, in proportion to their shareholding in such company immediately prior to such merger, upon such merger, or (5) to existing employees of the Issuer in their capacity as employees in accordance with mandatory provisions of Korean law), any securities convertible into or exchangeable for Shares or options, rights or warrants to subscribe for or purchase Shares or securities convertible into or exchangeable for, or which carry rights to subscribe



                                     S2-11
          for or purchase, Shares (other than such securities, options, rights or warrants issued, granted or offered (1) in any of the circumstances described in Condition 4(C)(iv) above, (2) to shareholders of any company which merges into the Issuer, in proportion to their shareholding in such company immediately prior to such merger, upon such merger, or (3) to existing employees of the Issuer in their capacity as employees in accordance with mandatory provisions of Korean law) and the Consideration per Share receivable by the Issuer shall be less than the Current Market Price per Share on the date in Korea on which the Issuer fixes the said consideration (or, if the issue of such securities is subject to approval by a general meeting of Shareholders, on the date on which the Board of Directors of the Issuer fixes the consideration to be recommended at such meeting), then the following provisions shall apply:

          (a) Adjustment: the Conversion Price in effect immediately prior to the date of issue of such securities shall be adjusted in accordance with the following formula:

                                             N+v
                               NCP = OCP x -------
                                             N+n

               where:

               NCP and OCP have the meanings ascribed thereto in Condition 4(C)(ii) above;

               N = the number of Shares outstanding (having regard to Condition 4(C)(ix) below) at the close of business in Korea on the day immediately prior to the date of such issue

               n = the number of Shares to be issued (if the securities so issued, granted or offered are not Shares, then, (i) in the case of convertible or exchangeable securities, the number of Shares to be issued upon (and assuming) full conversion or exchange of such securities, and (ii) in the case of options, rights or warrants, the number of Shares to be issued upon (and assuming) full exercise of such options, rights or warrants and, if applicable, full conversion or exchange of the convertible or exchangeable securities, or full exercise of subscription or purchase rights attached to the securities, issuable upon such exercise of such options, rights or warrants, in each case at the initial conversion, exchange or exercise price or rate)

               v = the number of Shares which the aggregate consideration receivable by the Issuer (determined as provided in Condition 4(C)(viii) below) would purchase at such Current Market Price per
               Share: and



                                     S2-12

          (b) Effective Date of Adjustment: such adjustment shall become effective as of the calendar day in Korea corresponding to the calendar day at the place of issue on which such securities are issued.

     (vii) Current Market Price per Share: For the purposes of this Condition 4(C), the Current Market Price per Share on any date shall be deemed to be the average of the daily closing prices of the relevant Shares for the 30 consecutive trading days ending on the earlier of (a) the date in question and (b) if applicable, the day before the date on which the Shares trade without the right to receive the issuance or distribution requiring such calculation. The closing price of the Shares for each trading day shall be the last reported selling price of the Shares on the KOSDAQ or the Korea Stock Exchange ("KSE") for such day or, if no sale takes place on such day, the average of the closing bid and offered prices of the Shares on the KOSDAQ or KSE; provided, if the Shares are not listed or admitted to trading on the KOSDAQ or KSE, the Current Market Price per Share on any date shall be deemed to be the average of the closing bid and offered prices of the Shares for such day as furnished by a leading independent member firm of the KOSDAQ or KSE selected by the Issuer. This Condition 4(C)(vii) shall be subject to the following provisions:

          (a) Different Classes of Shares: If the Issuer has more than one class of share capital comprising Shares, then the relevant Current Market Price per Share for the Shares shall be the price for that class of Shares the issue of which (or of options, rights or warrants in respect of, or securities convertible into or exchangeable for, that class of Shares) gives rise to the adjustment in question; and

          (b) Trading Day: For the purposes of this Condition 4(C)(vii), the term "trading day" means a day when the KOSDAQ or KSE, as applicable, is open for business, but does not include a day when no such last selling price or closing bid and offered prices is/are reported. If, during the said 30 trading days, any event (other than the event which requires the adjustment in question) shall occur which gives rise to a separate adjustment to the Conversion Price under the provisions of this Condition 4(C), then the Current Market Price per Share as determined above shall be adjusted in such manner and to such extent as a leading independent securities company or bank in Seoul, Korea selected by the Issuer shall in its absolute discretion deem appropriate and fair to compensate for the effect thereof.

     (viii) Consideration Receivable by the Issuer: For the purposes of any calculation of the consideration per Share, or the aggregate consideration, receivable by the Issuer pursuant to Conditions 4(C)(iv) and (vi) above, the following provisions shall be applicable:

                                     S2-13

          (a) In the case of the issue of Shares for cash, the consideration shall be the amount of such cash, provided that in no such case shall any deduction be made for any reasonable commissions or any reasonable expenses paid or incurred by the Issuer for any underwriting of the issue or otherwise in connection therewith based on current market practices;

          (b) In the case of the issue of Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Issuer (and in making such determination the Issuer shall consult a leading independent securities company or bank in Seoul, Korea selected by the Company and shall take fully into account the advice received from such company or bank) or, if pursuant to applicable Korean law such determination is to be made by application to a court of competent jurisdiction, as determined by such court or an appraiser appointed by such court, in each case irrespective of the accounting treatment thereof;

          (c) In the case of the issue (whether initially or upon the exercise of options, rights or warrants) of securities convertible into or exchangeable for Shares, the aggregate consideration receivable by the Issuer shall be deemed to be the consideration received by the Issuer for such securities and (if applicable) options, rights or warrants plus the additional consideration (if any) to be received by the Issuer upon (and assuming) the conversion or exchange of such securities at the initial conversion or exchange price or rate and (if applicable) the exercise of such options, rights or warrants at the initial subscription or purchase price (the consideration in each case to be determined in the same manner as provided in Condition 4(C)(viii)(a) and (b) above) and the consideration per Share receivable by the Issuer shall be such aggregate consideration divided by the number of Shares to be issued upon (and assuming) such conversion or exchange being effected in full at the initial conversion or exchange price or rate and (if applicable) the full exercise of such options, rights or warrants at the initial subscription or purchase price;

          (d) In the case of the issue of options, rights or warrants to subscribe for or purchase Shares, the aggregate consideration receivable by the Issuer shall be deemed to be the consideration received by the Issuer for any such options, rights or warrants plus the additional consideration to be received by the Issuer upon (and assuming) the full exercise of such options, rights or warrants at the initial subscription or purchase price (the consideration in each case to be determined in the same manner as provided in Condition 4(C)(viii)(a) and (b) above) and the consideration per Share



                                     S2-14
               receivable by the Issuer shall be such aggregate consideration divided by the number of Shares to be issued upon (and assuming) the full exercise of such options, rights or warrants at the initial subscription or purchase price; and

          (e) if any of the consideration referred to in any of the preceding sub-clauses of this Condition 4(C)(viii) is receivable in a currency other than Korean Won, such consideration shall (in any case where there is a fixed rate of exchange between Korean Won and the relevant currency for the purposes of the issue of the Shares, the conversion or exchange of such securities or the exercise of such options, rights or warrants) be translated into Korean Won for the purposes of this Condition 4(C)(viii) at such fixed rate of exchange and shall (in all other cases) be translated into Korean Won at the base rate announced by the Seoul Money Brokerage Services Ltd. (or its successor organization) at the opening of business on the date as of which the said consideration is required to be calculated as aforesaid.

     (ix) Cumulative Adjustments: If, at the time of computing an adjustment (the "later adjustment") of the Conversion Price pursuant to Condition 4(C)(iv) or (vi) above, the Conversion Price already incorporates an adjustment made (or taken or to be taken into account pursuant to the proviso to Condition 4(C)(x) below) to reflect an issue of Shares or of securities convertible into or exchangeable for Shares or of options, rights or warrants to subscribe for or purchase Shares or securities, to the extent that the number of such Shares taken into account for the purposes of calculating such adjustment exceeds the number of such shares in issue at the time relevant for ascertaining the number of outstanding Shares for the purposes of computing the later adjustment, such excess Shares shall be deemed to be outstanding for the purposes of making such computation.

     (x) Minor Adjustments: No adjustment of the Conversion Price shall be made unless such adjustment would require a decrease in such price of at least Korean Won 10; provided that any adjustment which by reason of this Condition 4(C)(x) is not required to be made shall be carried forward and taken into account (as if such adjustment had been made at the time when it would have been made but for the provisions of this Condition 4(C)(x)) in any subsequent adjustment. All calculations under this Condition 4(C) shall be made to the nearest Korean Won with half or more of one Korean Won to be considered one Korean Won.

     (xi) Minimum Conversion Price; No Increase of Conversion Price:
          Notwithstanding any provisions of this Condition 4(C), (a) the Conversion Price shall not be reduced to less than the par value of the Shares (Korean Won 5,000 at the date hereof) as a result of any adjustment made hereunder, and (b) except in the case of a consolidation



                                     S2-15
          or reclassification of Shares under Condition 4(C)(i), no adjustment made hereunder shall increase the Conversion Price or decrease the number of Shares issuable upon conversion of any Series 1 Bond.

   (xii) Reference to "fixed": Any reference herein to the date on which a consideration is "fixed" shall, where the consideration is originally expressed by reference to a formula which cannot be expressed as an actual cash amount until a later date, be construed as a reference to the first day on which such actual cash amount can be ascertained.

   (xiii) Simultaneous Issues of Different Classes of Shares: In the event of simultaneous issues of two or more classes of share capital comprising Shares or options, rights or warrants in respect of, or securities convertible into or exchangeable for, two or more classes of share capital comprising Shares, then, for the purposes of this Condition 4(C), the formula:

                                            N + v
                             NCP = OCP x ----------
                                            N + n

          shall be restated as

                               N + v1 + v2 + v3...
                     NCP = OCP x ---------------------------
                                   N + n1 + n2 + n3...

          where v1 and n1 shall have the same meanings as "v" and "n" but by reference to one class of Shares, v2 and n2 shall have the same meanings as "v" and "n" but by reference to a second class of Shares, v3 and n3 shall have the same meanings as "v" and "n" but by reference to a third class of Shares, and so on.

   (xiv) Record Date: For the purpose of this Condition 4(C) "Record Date" shall mean a date fixed by the Articles of Incorporation of the Issuer or otherwise specified by the Issuer for the purpose of determining entitlements to dividends or other distributions to, or rights of, holders of Shares.

   (xv) Notice of Adjustment of Conversion Price: Upon the occurrence of any event triggering an adjustment to the Conversion Price, the Issuer shall promptly compute the adjusted Conversion Price in accordance with this Condition 4(C), prepare an officer's certificate setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and provide such certificate to each of the Bondholders in accordance with Condition 12.

(D)  Corporate Reorganization of the Issuer


                                     S2-16

     In the case of any consolidation, amalgamation or merger of the Issuer with any other corporation or entity (other than a consolidation, amalgamation or merger in which the Issuer is the continuing corporation), or in the case of any sale or transfer of all, or substantially all, of the assets of the Issuer, the Issuer shall forthwith notify the Bondholders of such event in accordance with Condition 12 and (so far as legally possible) cause the corporation resulting from such consolidation, amalgamation or merger or the corporation which shall have acquired such assets, as the case may be, prior to such consolidation, amalgamation, merger, sale or transfer, to execute a deed poll or other necessary documents in favor of the Bondholders to ensure that the holder of each Series 1 Bond then outstanding will have the rights (during the period such Series 1 Bond shall be convertible) to convert such Series 1 Bond into the class and amount of shares and other securities and/or cash and other property receivable upon such consolidation, amalgamation, merger, sale or transfer by a holder of the number of Shares which would have been issued upon conversion of such Series 1 Bond had such conversion taken place immediately prior to such consolidation, amalgamation, merger, sale or transfer. Such deed poll or other necessary documents shall provide for adjustments which, for event subsequent to the effective date of such documents, will be as nearly equivalent as may be practicable to the adjustments provided for in the foregoing provisions of this Condition. The above provisions of this Condition 4(D) will apply in the same way to any subsequent consolidations, amalgamations, mergers, sales or transfers.

(E)  Issuer's Covenant

     Other than (i) the AIG Investment (as defined in the Subscription Agreement) or, alternatively, (ii) if such investment is not consummated, the issuance by the Issuer on or prior to December 31, 2003 of Shares or other equity linked securities to one or more investors upon terms that are similar to or more favorable to the Issuer than the terms of the AIG Investment (as specified in the Subscription Agreement), the Issuer covenants that for the period of eighteen (18) months following the Second CB Closing (as defined in the Subscription Agreement), it shall not take any action or omit to take any action ("Dilutive Action"), which may cause the Conversion Price to be reduced below the par value of Shares (Korean Won 5,000 at the date hereof).

5.   PAYMENTS

(A)  Principal

     Payments of principal or premium (if any) will be made only against presentation and surrender of the Series 1 Bonds at the specified office of the Issuer, subject in each case to any fiscal or other laws or regulations applicable thereto in the place of payment.

(B)  Non-Business Day



                                     S2-17

     If the due date for payment of any amount of principal or premium (if any) in respect of the Series 1 Bonds (or any later date on which the Series 1 Bonds could otherwise be presented for payment) is not at the place of payment a business day, then the holder of the relevant Series 1 Bond shall not be entitled to payment at that place of payment of the amount due until the next following business day at that place of payment and shall not be entitled to any other payment in respect of such delay. In this Condition, "business day" means any day on which banks are open for business in the relevant place of payment.


6.   REDEMPTION, PURCHASE AND CANCELLATION

(A)  Redemption at Maturity

     Unless previously redeemed or converted or purchased and in each case canceled as herein provided, the Issuer will redeem on [___________], 2004 the Series 1 Bonds at one hundred percent (100%) of their face principal amount (the "Redemption Amount") and may not redeem or prepay them in whole or in part prior to such date under any circumstances except only as provided in paragraphs (B) and (C) below and in Condition 8 (but without prejudice to Condition 9).

(B)  Purchases

     The Issuer may at any time purchase or otherwise acquire the Series 1 Bonds at any price in the open market or otherwise. The Series 1 Bonds purchased or otherwise acquired by the Issuer may be held or resold or, at the discretion of the relevant person, surrendered to the Issuer for cancellation.

(C)  Cancellation

     The Series 1 Bonds which are redeemed or converted or purchased and surrendered to the Issuer for cancellation as provided in paragraphs (A) and (B) above will forthwith be canceled by the Issuer and may not be reissued or resold.

7.   PARTICULAR COVENANTS OF THE ISSUER

The Issuer covenants that so long as any of the Series 1 Bonds are outstanding:

(i) The Issuer shall ensure (a) that for so long as any Series 1 Bonds are outstanding, the Shares remain listed on the KOSDAQ or KSE and (b) that the Shares issued upon conversion of the Series 1 Bonds obtain and maintain a listing on the KOSDAQ or KSE immediately upon their issuance;

(ii) Immediately upon the occurrence of any Event of Default set forth in Condition 8, the Issuer shall notify each Bondholder thereof in writing, describing such Event of Default in reasonable detail; and



                                     S2-18

(iii) Without prejudice to the right of the Bondholders to require the Issuer to comply with and observe the covenant set forth in Condition 4(E), in the event the Issuer intends to take any Dilutive Action, the Issuer shall deliver to each Bondholder at least twenty (20) days prior to the earliest of (a) the applicable Record Date for such Dilutive Action, (b) the date of submission to a meeting of the Board of Directors of the Issuer for approval of such Dilutive Action and (c) the date of submission to a general meeting of shareholders of the Issuer for approval of such Dilutive Action, a notice describing the nature and proposed terms of such Dilutive Action in reasonable detail and stating the proposed Record Date to be set for such Dilutive Action and the date as of which such Dilutive Action is expected to occur or become effective.


8.   EVENTS OF DEFAULT

Any of the following events constitutes an "Event of Default":

(i) a default is made for more than five (5) days in the payment of principal or premium (if any) in respect of any of the Series 1 Bonds when and as the same ought to be paid in accordance with these Conditions;

(ii) a default is made in any material respect by the Issuer in the performance or observance of any covenant, condition or provision contained in the Series 1 Bonds or the Subscription Agreement (other than the covenant to pay the principal and premium (if any) in respect of any of the Series 1 Bonds) and such default continues for the period of fifteen (15) days after notice requiring such default to be remedied has been given to the Issuer by any Bondholder;

(iii) the Issuer (a) stops payment (within the meaning of Korean or any other applicable bankruptcy law) or (b) (otherwise than for the purposes of a voluntary consolidation, amalgamation, merger or reconstruction) ceases or through an official action of the Board of Directors or the general meeting of shareholders of the Issuer threatens to cease to carry on business or
     (c) is unable to pay its debts as and when they fall due;

(iv) a proceeding is initiated against the Issuer under any applicable bankruptcy, reorganization, composition or insolvency law (including, without limitation, the Corporate Restructuring Promotion Act of Korea) and such proceeding is not discharged or stayed within a period of thirty (30) days;

(v) the Issuer has initiated or consented to a proceeding relating to itself under any applicable bankruptcy, reorganization, composition or insolvency law (including, without limitation, the Corporate Restructuring Promotion Act of Korea) or has made an assignment for the benefit of, or entered into any composition with, its creditors, or a trustee, custodian, receiver or other officer with similar powers has been appointed with respect to the Issuer or any material part of its assets or business, or the Issuer takes any corporate action for the purpose of any of the foregoing;



                                     S2-19

(vi) a resolution is passed or an order of a court of competent jurisdiction is entered that the Issuer be wound up or dissolved otherwise than for the purposes of or pursuant to and followed by a consolidation, amalgamation, merger or reconstruction the terms of which have been previously approved at the general meeting of shareholders of the Issuer;

(vii) any bonds, debentures, notes, loans or other indebtedness for money borrowed (other than the Series 1 Bonds) having an aggregate principal amount of Korean Won Five Billion (5,000,000,000) (or its equivalent in any other currency) or more (each "Indebtedness") becomes prematurely repayable following a default or breach by the Issuer, or steps are taken to enforce any security therefor, or the Issuer defaults in the payment of any such Indebtedness at the maturity thereof or upon the expiration of any applicable grace period therefor, or any guarantee or indemnity given by the Issuer in respect of any Indebtedness of others is not honored when due and called upon; or

(viii) the Shares cease to be listed, or are suspended from trading, on the KOSDAQ market or KSE for a consecutive period of thirty (30) trading days (for the purposes of this Condition 8(viii), the term "trading day" means a day when the KOSDAQ or KSE, as applicable, is open for business).

Upon the occurrence of any Event of Default, each Bondholder may, at its sole option, by notice to the Issuer, declare all the Series 1 Bonds held by it to be immediately due and payable. Upon any Series 1 Bond becoming due and payable under this Condition 8, such Series 1 Bond shall forthwith mature and the entire unpaid Redemption Amount of such Series 1 Bond, together with all accrued and unpaid interest and premium thereon (if any), shall all be immediately due and payable, in each case without presentment, demand, protest or further notice, all of which are hereby waived.

9.   PRESCRIPTION

The Series 1 Bonds will become void unless presented for payment within ten (10) years for principal and five (5) years for premium (if any) from the relevant due date for payment in respect thereof.

10.  REPLACEMENT OF SERIES 1 BONDS

If any of the Series 1 Bonds are mutilated, defaced, destroyed, stolen or lost, they may be replaced at or through the Finance Department of the Issuer upon payment by the claimant of such costs as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer may reasonably require (including, inter alia, in the case of a lost, stolen or destroyed Series 1 Bond, that, if such Series 1 Bond is subsequently deposited for conversion into Common Shares, there shall be paid to the Issuer on demand (i) an amount equal to the aggregate amount of (a) the closing price per Share on the relevant Conversion Date multiplied by the number of Shares required to be issued upon such conversion, (b) any sum required to be paid in cash upon such conversion (including, without limitation, cash payable pursuant to Condition 4(A)(ii)),



                                     S2-20
and (c) the then current market price of any other securities or property required to be delivered upon such conversion, and, if such Series 1 Bond is subsequently presented for redemption or payment, there shall be paid to the Issuer on demand the principal and premium (if any) payable in respect of such Series 1 Bond in Korean Won). Mutilated or defaced Series 1 Bonds must be surrendered before replacements will be issued.

11.  GOVERNING LAW AND JURISDICTION

The Series 1 Bonds are governed by, and shall be construed in accordance with, the laws of the Republic of Korea.

The Issuer irrevocably agrees for the benefit of the Bondholders that the Seoul District Court of the Republic of Korea shall have jurisdiction to settle any disputes which may arise out of or in connection with the Series 1 Bonds.

12.  NOTICES

All notices to the Bondholders required or permitted to be given under or in respect of the Series 1 Bonds shall be given by registered mail, postage prepaid, to the addresses set forth in the bondholders registry of the Issuer, or such other addresses as the Bondholders may designate in writing to the Issuer, except that if and so long as the Series 1 Bonds are listed on a stock exchange and the rules of that stock exchange so require, notices shall be published in a leading newspaper having general circulation in the jurisdiction of such stock exchange. All notices to the Issuer required or permitted to be given under or in respect of the Series 1 Bonds shall be given by registered mail, postage prepaid, to the address of the Issuer specified on the back of each certificate representing the Series 1 Bonds, or such other address as the Issuer may designate in writing to each Bondholder.



                                     S2-21

SCHEDULE 1


FORM OF CONVERSION NOTICE

                              Hanaro Telecom, Inc.

                    KRW FORTY-THREE BILLION (43,000,000,000)

         Zero Coupon Convertible Series 22-1 Bonds due [_________], 2004


        (Please read the Notices overleaf before completing this Notice)

                  Name:
                  Date:
                  Address:


                  Signature:


To:  HANARO TELECOM, INC. (the "Issuer")

I/We, being the holder(s) (or beneficiary interest holder(s)) of the Series 1 Bond(s) specified below, elect to convert such Series 1 Bond(s) into shares of common stock of the Issuer ("Common Shares") in accordance with the Terms and Conditions of the Series 1 Bonds.

1.   Total number of Series 1 Bond(s) to be converted: ________________

     Identifying Certificate Number(s) of Series 1 Bond(s) (if relevant): ______

     Total principal amount of Series 1 Bond(s) to be converted: KRW____________

     Total number of Common Shares to be issued: _______________ Common Shares

2. I/We hereby request that the certificate(s) for the Common Shares (together with any other securities, property or cash) to be delivered upon conversion be delivered as follows:

     (a) in case of physical delivery, the certificates representing the Common Shares (together with any other securities, property or cash deliverable) are to be delivered as set forth below:




                                      S2-1

                                      S2-2

          Name:

          Address:

     (b) in case of book-entry delivery, the Common Shares are to be credited to my deposit account or my custodian as set forth below (with any other securities, property or cash deliverable to be delivered as follows):


COMMON SHARES

          Name:

          Account:

          Other Securities, Property or Cash

          Name:

          Address:



     Date:                                  Signature(s)



                                            Print Name(s)


                    -----------------------------------------



                                      S2-3

EXHIBIT B - Terms and conditions of the Series 2 Bonds are the same as the terms and conditions of the Series 1 Bonds except for the maturity period and the redemption amount.

EXHIBIT C - Terms and conditions of the Series 3 Bonds are the same as the terms and conditions of the Series 1 Bonds except for the aggregate principal amount, maturity period and the redemption amount.


                                      S2-1